Exhibit 10.33

STRATEGIC ADVISORY AGREEMENT

This strategic advisory agreement (“Agreement”) having an effective date of December 16, 2019, is entered into by and between Zomedica Pharmaceuticals Corp., having its principal place of business at 100 Phoenix Drive, Suite 190, Ann Arbor, MI 48108 (“Client”) and Johnny D. Powers, an individual having a principal place of business at 27437 N. 97th Place, Scottsdale, AZ 85262 (“Consultant”).

Recitals

WHEREAS, Consultant has experience in the fields of medical and diagnostics industry, specifically veterinary healthcare; and

WHEREAS, Consultant is willing to be engaged by Client upon the terms and conditions herein contained; and

WHEREAS, a significant portion of Client’s business and assets are comprised of Proprietary and Confidential Information, as defined below, which Client wishes to preserve and protect;

NOW, THEREFORE, in consideration of the recitals, and of the terms, covenants, and conditions set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Client and Consultant mutually agree as follows:

1.   Consulting Services. Client hereby retains Consultant to render the following services to Client:

•	Work with Client Senior Management to formulate company strategy;
•	Work with Client Senior Management to establish company goals that drive the strategy
•	Work with Client Senior Management to implement and evaluate the progress of the goals; and
•	Such other services as Client may require during the term of this Agreement.

Consultant agrees to provide up to 32 hours of such services during any calendar month of the Agreement term. The timing, manner and means by which Consultant chooses to complete the services are in Consultant’s sole discretion and control. Consultant’s obligations shall be conditioned upon receiving such information and cooperation from Client as may be reasonably necessary to perform the services.

2.   Services NOT Performed by Consultant. Although Consultant may comment upon Client’s legal documents, financial statements or other documentation in the course of performing the services hereunder, Client acknowledges that Consultant is not an attorney, nor is Consultant providing auditing or accounting services or opining on representations made in any financial statements. Client further acknowledges that Client should consult with its own legal, auditing and accounting advisors regarding any matters requiring legal, auditing or accounting advice.

3.   Relationship of Parties. This Agreement shall not constitute an employer-employee relationship, and it is the intent of each party that Consultant shall at all times be an independent contractor.

4.   Term. The term of this Agreement shall commence on the date hereof and shall expire on April 30, 2020 (“Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically be renewed month to month thereafter.

5.	Compensation. For services provided hereunder, Consultant shall be paid:

a)	The sum of $190 per hour, billable in increments of one-quarter of an hour.
b)	Following the execution of this Agreement, the Consultant shall be granted 250,000 options to acquire common shares in the capital of the Client, with an exercise price at fair market value, a two year term and full vesting on date of grant, subject to establishment and approval by the Board of Directors of the Client in accordance with the Client's stock option plan.
c)	Consultant shall only be entitled to payment or reimbursement for travel expenses, food, lodging, any per diem allowance, equipment, supplies, or similar items if expressly authorized in advance by Client.

Consultant will invoice for services provided monthly. Invoices will be due within 45 days of delivery of each invoice and may be paid via ACH or wire transfer.

6.   Ownership. All work product (regardless of form or media) that Consultant creates in connection with providing the services and/or otherwise delivers to Client shall be considered to be "works made for hire" under the U.S. Copyright Act, 17 U.S.C. §§ 101 et seq. In the event such work product is not construed to be a work made for hire, Consultant agrees that Client owns all deliverables that Client actually pays for, and Consultant hereby assigns all of its rights, title and interests in and to such work product along with any and all associated intellectual property rights. Consultant further agrees to execute any documents and take any actions reasonably required by Client to confirm Client's legal title in and to such work product, and any intellectual or other property rights therein.

7.   Work Product. Notwithstanding Section 6, Client acknowledges that Consultant may develop for himself, or for others, problem solving approaches, templates, frameworks, models, or other tools or information similar to the materials and processes developed in performing the services hereunder, and nothing contained herein precludes Consultant from developing or disclosing such materials and information, provided that the same do not contain or reflect Confidential Information.

8.   Disclosure of Information. Consultant agrees that at no time (either during or subsequent to the term of this Agreement) will Consultant disclose or use, except in pursuit of the business of Client or any of its subsidiaries or affiliates, any Proprietary and Confidential Information of Client, or any subsidiary or affiliate of Client, acquired during the term of this Agreement. The term “Proprietary and Confidential Information” shall mean, but is not limited to, all information which is known or intended to be known only to Client, its subsidiaries and affiliates, and their employees, including any document, record, financial or other information of Client, or others in a confidential relationship with Client, and further relates to specific business matters such as the Client’s financial information, identity of clients and patients, policies and procedures, fee structures, trade secrets, proprietary know-how, account information, and other information relating to other business of Client, its subsidiaries and affiliates, and their employees. Consultant agrees not to remove from the premises of Client except as necessary for Consultant to perform services in accordance with the terms of this Agreement, any document, record, or other information of Client or its affiliates.

Consultant agrees to return or destroy, immediately upon termination of Consultant’s services hereunder, any and all documentation relating to Proprietary and Confidential Information of Client and of others that is in the possession of Consultant, in whatever format it may be maintained, whether provided to, or developed by, Consultant, and to provide a certificate of destruction if required by Client.

Notwithstanding the foregoing, the restrictions contained in this Section 8 shall not apply to any Proprietary and Confidential Information that (i) is a matter of public knowledge or prior personal knowledge (from a source other than a party to this Agreement or its affiliate), (ii) is independently developed by a person not a party to this Agreement without the use, directly or indirectly, of Proprietary and Confidential Information, or (iii) is required by law or the order of any court or governmental agency, or in any litigation or similar proceeding to be disclosed; provided that the disclosing party shall, prior to making any such required disclosure, notify the other party with sufficient notice to permit that party to seek an appropriate protective order.

9.   Proprietary and Confidential Information of Others. Consultant acknowledges that Client does business with clients that supply Client with information of a confidential nature, and that Client has contractual obligations to preserve the confidential nature of such information. Consultant agrees to treat any information received from clients of Client as confidential, as if it were the Proprietary and Confidential Information of Client.

10.   Remedies. In addition to any other remedies, which Client may have by virtue of this Agreement, Consultant agrees that in the event that a breach of the confidentiality provisions of this Agreement occurs or is threatened, Client shall be entitled to obtain an injunction against Consultant from a court of competent jurisdiction to restrain any breach of confidentiality.

11.   Termination. Either party may terminate this Agreement, with or without cause, upon fifteen (15) days’ advance written notice to the other, unless otherwise mutually agreed upon.

12.   Limitation of Liability to Client. Notwithstanding any other provision of this Agreement, in no event shall Consultant be liable to Client for Client’s lost profits, or special, incidental, punitive or consequential damages (even if Consultant has been advised of the possibility of such damages). Furthermore, in no event shall Consultant’s liability to Client under any circumstances exceed the amount of compensation actually received by Consultant from Client under this Agreement as of a date certain. Further,

Consultant will not be liable for delays or performance failures due to circumstances beyond Consultant’s control.

13.   Indemnification of Consultant. Client shall indemnify, defend and hold Consultant harmless from and against any and all third party claims, liability, suits, losses, damages and judgments, joint or several, and shall pay all costs and expenses (including counsel's fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising there from, that Consultant incurs as a result of having performed services on behalf of Client.

14.   Client’s Representations. Client represents that it has the full right and authority to enter into and perform this Agreement. The consummation of the Agreement and the transactions contemplated herein do not violate any outstanding assignments, grants, licenses, encumbrances, obligations, agreements or understanding between Client and any other person or entity. Client represents and warrants to Consultant that Client is able to timely pay Consultant all fees and expenses incurred in the performance of the services hereunder.

15.   Amendments. This Agreement may be amended only in a written agreement signed by both parties.

16.   Independent Consultant; No Agency. The parties agree that at all times during the term of this Agreement, Consultant shall continue to be an independent Consultant, and is not authorized as, nor shall be deemed to be an employee, agent, partner, joint venturer, or representative of Client. Neither party has the authority to bind the other or to incur any liability on behalf of the other, nor to direct the employees of the other. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client and Consultant or any employee or agent of Consultant. Consultant shall retain the right to perform services for others during the term of this Agreement.

17.   Miscellaneous. No waiver by Client of any breach of this Agreement by Consultant shall be considered to be a waiver of any other breach. Should any litigation be commenced between Client and Consultant relating to any such breach, the prevailing party shall be entitled, in addition to such other relief as may be granted, reasonable costs and attorney’s fees relating to such litigation. If any term or provision of this Agreement is determined to be illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the jurisdiction in which any action or special proceeding may be instituted.

18.   Survival. Sections 4-9, 11-13, 15 and 18 shall survive the expiration or termination of this Agreement.

19.   Counterparts. This Agreement may be executed by the parties in two (2) or more counterparts, each of which will be an original and all of which will be one and the same document.

This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date,

CLIENT

Zomedica Pharmaceuticals Corp.

/s/ Shameze Rampertab

Shameze Rampertab

Interim CEO and Director

CONSULTANT

/s/ Johnny D. Powers

Johnny D. Powers